SEVENTH AMENDMENT TO LEASE AGREEMENT
     THIS SEVENTH AMENDMENT TO LEASE AGREEMENT (the “Seventh Amendment”) is made as of March 26, 2008, by and between SPIRIT MASTER FUNDING, LLC, a Delaware limited liability company, as successor-in-interest to Spirit Finance Acquisitions, LLC, a Delaware limited liability company (“Lessor”), and SIGNIFICANT EDUCATION, INC., a Delaware corporation, as successor-in-interest to Significant Education, LLC, a Delaware limited liability company (“Lessee”).
Recitals
     WHEREAS, Lessor and Lessee entered into that certain Lease Agreement dated as of June 28, 2004, as amended pursuant to that certain Amendment to Lease Agreement dated effective as of September 24, 2004, as further amended pursuant to that certain Second Amendment to Lease Agreement dated effective as of August 23, 2005, as further amended pursuant to that certain Third Amendment to Lease Agreement dated effective as of June 15, 2006, as further amended pursuant to that certain Fourth Amendment to Lease Agreement dated effective as of August 9, 2006, as further amended pursuant to that certain Fifth Amendment to Lease dated August 20, 2007, nunc pro tunc December 31, 2006, and as further amended pursuant to that certain Sixth Amendment to Lease dated January 18, 2008, nunc pro tunc September 30, 2007 (collectively, the “Lease”), with respect to the real property and improvements as described in the Lease.. Terms not defined in this Seventh Amendment shall have the meanings ascribed to them in the Lease.
     WHEREAS, pursuant to Section 44.D of the Lease, Lessor has agreed to provide Additional Funds for the Additional Tenant Improvements, and Lessor and Lessee wish to amend the Lease pursuant to the terms hereof.
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:
     1. Additional Tenant Improvements amended as follows: Section 44.D of the Lease shall be amended as follows:
(a) Lessor and Lessee acknowledge and agree that Additional Funds in the amount of $3,589,181.02 have been disbursed by Lessor to Lessee for Additional Tenant Improvements.
(b) Lessor shall disburse the remaining Additional Funds in the amount $2,210,818 98 in accordance with, and upon Lessee’s satisfaction of, Lessor’s standard disbursement procedures (including without limitation, Lessee’s completion, execution and delivery of the related Draw Request, and Lessee’s delivery of supporting invoices, lien waivers and any other documents reasonably requested by Lessor in connection such disbursement) in up to two (2) separate installments as follows: (i) the first disbursement in the amount of $760,925.41, representing amounts incurred and paid by Lessee for Additional Tenant Improvements not heretofore funded by Lessor (“Current Disbursement”); and (ii) the final disbursement (“Final Disbursement”) in an amount not to exceed $1,449,893 57 (“Final Draw”) for amounts actually incurred and paid by Lessee for the Additional Tenant Improvements related to the “New Swimming Pool” and “New Student Snack & Activity Center” projects, as described and set forth on Exhibit E to the Lease.
(c) Notwithstanding any provision contained herein, Lessor and Lessee agree that to the extent that (i) the Additional Funds are insufficient to permit completion of the Additional Tenant Improvements, Lessee shall utilize its own hinds to complete such Additional Tenant Improvements; and (ii) any Additional Tenant Improvement remains uncompleted as of the Final Disbursement Date, Lessor shall have no obligation to disburse any further Additional Funds to Lessee; provided, however, that the foregoing shall in no way eliminate or diminish Lessee’s obligation to complete the Additional Tenant Improvements, to complete the Additional Tenant Improvements in a good and workmanlike manner, or to otherwise perform its obligations under this Lease Lessee further agrees that (1) all Additional Tenant Improvements (A) shall be made in accordance with the provisions set forth in Sections 12 and 14 hereof; (13) shall be made free of liens for work, services, labor and materials supplied or claimed to have been supplied to the Property or any other property; and (C) shall not be undertaken without obtaining the insurance required by Section 10 hereof , and “all risk” builder’s risk property insurance for the full replacement cost of the Additional Tenant Improvements on a completed value basis; (2) all Additional Tenant Improvements shall be deemed a part of the Property and shall belong to Lessor at the expiration or early termination of the Lease Term, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such Additional Tenant Improvements; (3) except as expressly set forth herein, nothing contained in this Section 44 shall eliminate or diminish Lessee’s obligation to otherwise perform its obligations under this Lease; (4) Lessee shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses arising from or related to the Additional Tenant Improvements and any failure to comply with the requirements in connection with the Additional Tenant Improvements as described in this Section 44; (5) upon completion of such Additional Tenant Improvements, Lessee shall promptly provide Lessor with (I) an architect’s certificate certifying that the Additional Tenant Improvements have been completed in conformity with the plans and specifications therefor; (II) a certificate of occupancy; and (III) any other documents or information reasonably requested by Lessor; and (6) Lessee shall pay the cost of any owner’s and lender’s title insurance endorsements requested by Lessor related to the Additional Tennant Improvements.
     2. Base Annual Rental This Seventh Amendment shall be executed and delivered simultaneously with the disbursement of the Current Disbursement, and Lessor and Lessee agree that commencing as of the date of this Seventh Amendment and continuing until the next Adjustment Date, the Base Annual Rental shall be $4,100,492.74.
     3. Ratification. Except as expressly stated herein, the Lease (including without limitation, Section 4.B and Section 44.D thereof) shall remain in full force and effect If there is any conflict between the Lease (including without limitation, Section 4.B and Section 44.D thereof) and the terms of this Seventh Amendment, the terms of this Seventh Amendment shall control.
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Lessor and Lessee have executed this Seventh Amendment as of the date set forth above.

LESSOR: SPIRIT MASTER FUNDING, LLC
By:	/s/ Michael T. Bennett
	Printed Name:	Michael T. Bennett
	Title:	Senior Vice President

LESSEE: SIGNIFICANT EDUCATION, INC.
By:	/s/ Timothy R. Fischer
	Printed Name:	Timothy R. Fischer
	Title:	Chief Financial Officer